Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra, Inc. Reports Third Quarter 2012 Financial and Operating Results

- Company to Host Conference Call and Webcast at 4:30 p.m. EST, Today, Nov. 8, 2012 -

CHAPEL HILL, N.C. – Nov. 8, 2012 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the third quarter ended Sept. 30, 2012. The company will host a conference call and webcast at 4:30 p.m. EST, today.

“Most of our work during the third quarter was directed toward events and activities that have occurred or are expected to occur during the fourth quarter,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “We continue to prepare for the solithromycin oral Phase 3 clinical trial in community-acquired bacterial pneumonia, which we expect to initiate before year end. Positive top-line results from the solithromycin gonococcus Phase 2 trial were announced in October, which not only adds to the solithromycin safety data base but demonstrates the broad activity of solithromycin. We have designed the Taksta™ Phase 2 trial in prosthetic joint infections and identified clinical centers in the U.S. for this trial. Finally, we raised $25 million in a private financing in late October that will be used for general corporate purposes including the funding of clinical trials and work to prepare for the initiation of the solithromycin IV-to-oral Phase 3 clinical trial. The fourth quarter and 2013 are expected to be busy periods for Cempra and we look forward to reporting on the progress of our activities.”

Financial Results

Quarter ended September 30, 2012 compared to quarter ended September 30, 2011

For the quarter ended September 30, 2012, Cempra reported a net loss of $5.0 million, or $0.24 per share, compared to a net loss of $8.9 million, or $16.59 per share, for the same period in 2011.

Research and development expense in the quarter ended September 30, 2012, was $3.2 million, a decrease of 53% compared to the same quarter in 2011. The lower R&D expense was primarily due to a large purchase of solithromycin API in the third quarter of 2011 which did not recur in 2012. General and administrative expense was $1.5 million, a 55% increase compared to the quarter ended September 30, 2011, driven by increased insurance and professional fees related to becoming a public company as well as increased stock-based compensation expense.

Nine months ended September 30, 2012 compared to nine months ended September 30, 2011

For the nine months ended September 30, 2012, Cempra reported a net loss of $18.0 million, or $0.97 per share, compared to a net loss of $21.2 million, or $40.49 per share, for the comparable period in 2011.

Research and development expense was $12.5 million, a decrease of 19% compared to the same period in 2011. General and administrative expense was $4.2 million, a 60% increase compared to the nine months ended September 30, 2011.

At September 30, 2012, Cempra had cash and equivalents of $51.6 million. The increase compared to December 31, 2011 was due to proceeds obtained from the IPO in February 2012 less operational expenses that were incurred during the first three quarters of 2012. Additionally, Cempra raised $25 million from the sale of 3.86 million shares in a private placement, which closed on October 24, 2012.

Third Quarter and early fourth quarter 2012 Highlights

•

Presented both clinical and in vitro data at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in San Francisco; this included a presentation on the solithromycin IV phase 1 study that will be used to select the IV dose for the IV-to-oral Phase 3 clinical trial

•

Released top-line results of the solithromycin Phase 2 trial in patients with uncomplicated urogenital gonococcal infections early in the fourth quarter of 2012; all 22 evaluable patients were cleared of their gonococcal infections at all infected body sites with a single dose of solithromycin

•	Announced results from the Phase 1 intravenous dosing clinical trial early in the fourth quarter of 2012 and indicated that 400 mg once-daily would be used in the IV-to-oral Phase 3 study

•	Raised $25 million in a private placement early in the fourth quarter of 2012; proceeds are to be used for general corporate and working capital purposes including the funding of clinical trials.

Clinical program update

The company is primarily focused on the development of its two lead clinical-stage antibiotic candidates, the fluoroketolide, solithromycin, and Taksta™, the oral antibiotic being developed for staphylococcal infections. The company expects the following events to occur during the fourth quarter of 2012:

Solithromycin

•	Initiation of the oral Phase 3 clinical trial in CABP

Taksta

•	Initiation of the Phase 2 trial in prosthetic joint infection (PJI) patients

Financial Guidance

Cempra expects its research and development expense to increase due to the initiation of clinical trials during the fourth quarter of 2012. If the $23.4 million in net proceeds from the private placement that occurred in October 2012 are included, the company’s cash and equivalents are expected to be sufficient to fund current operations into 2015. This projection does not include any proceeds from possible future partnerships or additional financing activities.

Conference Call and Webcast

The conference call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., Third Quarter 2012 Financial Results Call, conference ID#: 59073336.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates have both completed oral Phase 2 clinical trials and seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to utilize its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets
Cash and equivalents	$51,643	$15,602
Prepaid expenses	161	284
Deferred offering expenses	—	881

Total current assets	51,804	16,767

Furniture, fixtures and equipment, net	48	82
Deposits	321	10

Total assets	$52,173	$16,859

LIABILITIES
Current liabilities
Accounts payable	$1,327	$2,981
Accrued expenses	236	545
Accrued payroll and benefits	502	421
Warrant liability	—	1,121
Current portion of long-term debt	1,465	—

Total current liabilities	3,530	5,068

Convertible notes payable	—	4,458
Long-term debt	8,297	9,504

Total liabilities	$11,827	$19,030

Commitments and contingencies

Redeemable Convertible Preferred Shares
Redeemable convertible preferred shares	—	94,514

Shareholders’ Equity (Deficit)
Common shares; 100,000,000 shares authorized, no par value; 533,839 shares issued and outstanding at December 31, 2011 and none issued and outstanding at September 30, 2012	—	—
Common stock; $.001 par value; none issued and outstanding at December 31, 2011 and 80,000,000 shares authorized; 21,039,313 shares and outstanding at September 30, 2012	21	—

Addition paid-in capital	154,983	—
Accumulated deficit during the development stage	(114,658)	(96,685)

Total shareholders’ equity (deficit)	40,346	(96,685)

Total liabilities, redeemable convertible preferred shares and shareholders’ equity (deficit)	$52,173	$16,859

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended September 30
	2012	2011
Revenues	$—	$—

Operating expenses
Research and development	3,156	6,661
General and administrative	1,495	965

Total operating expenses	4,651	7,626

Loss from operations	(4,651)	(7,626)

Other income (expense), net	(330)	(290)

Net loss and comprehensive loss	(4,981)	(7,916)

Accretion of redeemable convertible preferred shares	—	(941)

Net loss attributable to common shareholders	$(4,981)	$(8,857)

Basic and diluted loss per share	$(0.24)	$(16.59)

Basis and diluted weighted average shares outstanding	21,038.0	533.8

	Nine Months Ended September 30
	2012	2011
Revenues	$—	$—

Costs and expenses
Research and development	12,456	15,414
General and administrative	4,244	2,651

Total operating expenses	16,700	18,065

Loss from operations	(16,700)	(18,065)

Other income (expense), net	(958)	(289)

Net loss and comprehensive loss	(17,658)	(18,354)

Accretion of redeemable convertible preferred shares	(314)	(2,822)

Net loss attributable to common shareholders	$(17,972)	$(21,176)

Basic and diluted loss per share	$(0.97)	$(40.49)

Basis and diluted weighted average shares outstanding	18,450.6	522.9

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com